Exhibit 99.1

FOR IMMEDIATE RELEASE	April 1, 2025

Contact: Nelli Madden 732-577-9997

UMH PROPERTIES, INC. ANNOUNCES DIVIDEND INCREASE

FREEHOLD, NJ, April 1, 2025…......On April 1, 2025, UMH Properties, Inc. (NYSE:UMH) (TASE:UMH) announced today that its Board of Directors approved a 4.7% increase in the Company’s quarterly common stock dividend, raising it to $0.225 per share from $0.215 per share. The dividend is payable June 16, 2025, to shareholders of record at the close of business on May 15, 2025. This represents an annual dividend rate of $0.90 per share.

Samuel A. Landy, President and Chief Executive Officer, commented, “We are pleased to announce a fifth consecutive annual increase of our common stock dividend. Revenue growth continues to meet our expectations. Over time, we expect our community expansions and new community construction to further increase profits. We are well-positioned for internal growth as well as having a strong balance sheet that makes future acquisitions possible.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 141 manufactured home communities, containing approximately 26,500 developed homesites, of which 10,300 contain rental homes, and over 1,000 self-storage units. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina, Florida and Georgia. Included in the 141 communities are two communities in Florida, containing 363 sites, that UMH has an ownership interest in and operates through its joint venture with Nuveen Real Estate.

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